Exhibit 10.1

Matthew Foulston	November 2, 2016
2540 W 118th Terrace
Leawood, KS 66211

Dear Matthew,

We are pleased to offer you the role of Executive Vice President & Chief Financial Officer, TreeHouse Foods, Inc. We have a unique opportunity and believe that you will make substantial contributions to our success at TreeHouse Foods (THS). Following are the details of our offer:

•	As EVP & Chief Financial Officer, you will report to the Chairman & Chief Executive Officer, and have your office in our Oak Brook, Illinois Corporate Headquarters.

•	Your initial salary will be $570,000 annually. Your salary will be reviewed at the same time as our other executive team members’, with your first review in March 2018.

•	You will participate in our Annual Incentive Plan at the 90% (of base salary) target level. Annual payments can range from 0-200% of your target depending upon company and personal performance. Your participation in the Incentive Plan will be prorated based on start date for the 2016 plan year.

•	You will be eligible to participate in our Equity and Incentive Plan. The value of your annual grant will be $1,350,000. In 2016, you will receive an initial grant with a value of $499,500, representing the prorated amount for the time from your start date until our regular annual grant date of March 31. This initial grant will be comprised of 50% stock options and 50% restricted stock units and it will be issued on the last day of the month in which you start. In March 2017, you will receive a second grant with a full annual value. The specific make up of this annual grant will be determined by the Compensation Committee of the Board of Directors and it will be consistent with the grants of our other senior officers. Historically the grants have been comprised of a combination of stock options, restricted stock units and performance restricted stock units. Documents outlining the grants will be provided to you shortly after your employment date. As with all participants, all future grants are subject to Compensation Committee approval. I will be happy to provide you more explanation about our programs should you have questions.

•	On the last day of the month you start employment at TreeHouse, you will receive a grant of $220,000 in Restricted Stock Units (RSUs). These RSUs will vest 33% on the first anniversary of the grant date, and 33%% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

TreeHouse Foods, Inc. * 2021 Spring Road, Suite 600 * Oak Brook, IL 60523

•	On the last day of the month you start employment at TreeHouse, you will receive a cash payment of $304,817.

•	You will be eligible for our Executive Homeowner Relocation Assistance Program. Additionally, we will provide six months of temporary living support should you require it.

•	You will be eligible for an annual perquisite allowance of $10,000. This will be paid in January 2017 and annually thereafter.

•	You will be eligible for our employee benefits programs, summaries of which are enclosed.

•	You will be eligible for four weeks of vacation annually.

•	This offer is conditional upon your passing our normal background check and drug screen.

•	In your position it is common to have an employment agreement which covers certain terms of employment, responsibilities, severance provisions and post-employment restrictions. Attached is an agreement which basically mirrors the agreement currently in place for Dennis Riordan and other executives.

Matthew, we look forward to working with you in this important role and having you as a member of our team. All of us who have met you believe that you will find a home at TreeHouse and become a key member of our organization. Please call us if you have questions.

Regards,	Signature of Acceptance

/s/ Lori G. Roberts	/s/ Matthew Foulston 11/2/16
Lori G. Roberts	Matthew Foulston Date
Sr. Vice President, Human Resources